SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. __)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]
Check the appropriate box:
[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

Optimum Fund Trust
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[X]	No fee required.
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	1.	Title of each class of securities to which transaction applies:
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[ ]	Fee paid previously with preliminary proxy materials.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Optimum Funds

Shareholder Name
Address 1
Address 2
Address 3

It is important that we speak with you.

Please call toll-free **(800) 714-3312** between 9:00am and 10:00pm ET, Monday through Friday. At the time of the call, please provide the **REFERENCE ID** listed below.

IMPORTANT NOTICE

DATE

Dear Shareholder:

Recently, we have sent you materials about your investment in the Optimum Funds and as a shareholder in the Fund(s), your voice matters.

Please call today – it only takes a moment, and you won't receive further mailings or calls once your vote is recorded.

We have tried unsuccessfully to contact you by mail, phone, and/or email for a response. This matter pertains to a time-sensitive initiative for the Fund and its shareholders. Your response is critical to the success of this initiative.

The shareholder meeting was originally scheduled for September 10, 2025. Due to insufficient votes, the meeting will be adjourned again to October 16, 2025.

We look forward to your call. There is no confidential information required.

Please call toll-free **(800) 714-3312** and provide the **REFERENCE ID** below.

INVESTOR PROFILE:

REFERENCE ID:	XXXXXXXX	Security ID:	XXXXXXXX

Thank you for being a valued member of the Optimum Funds family. We truly appreciate your trust and partnership.

Optimum Funds, 100 Independence
610 Market Street Philadelphia, Pennsylvania 19106-2354
https://optimummutualfunds.com/

Dear Financial Advisor:
The following notification was sent to your clients who held an investment of [    ] shares or greater in the [     ] as of July 3, 2025, and have not yet voted their shares. This letter relates to a special shareholder meeting where shareholders are being asked to approve a new investment advisory agreement for each fund. The shareholder proposal is being sought in connection with the proposed acquisition by Nomura of Macquarie Asset Management’s US and European public investments business. The closing of this transaction will result in the automatic termination of each fund’s investment advisory agreement with Delaware Management Company, and any sub-advisory agreement, as applicable.